EXHIBIT 99(a)(1)(F)

NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

      If you previously elected to reject Caliper Technologies Corp.’s (“Caliper”) Offer to Exchange, and you would like to change your election and accept the Offer, you must sign this Notice and a new Election Form and return both to Richard Butts at Caliper to be received before 5:00 p.m., Pacific Standard Time, on November 19, 2002, unless the Offer is extended. This Notice of Change in Election may be sent via mail or courier to the attention of Richard Butts at Caliper’s corporate offices in Mountain View, California. Notices will also be accepted via facsimile at (650) 623-0504. If you do elect to return this Notice and a new Election Form via facsimile, please provide us with original, signed copies of both documents as soon as possible. If you have questions regarding the process for returning this Notice, please contact Richard via email at richard.butts@calipertech.com. Alternatively, you may reach Richard via telephone at (650) 623-0520.

To Caliper Technologies Corp.:

      I previously received a copy of the Offer to Exchange (dated October 16, 2002), the cover letter, the Summary of Terms and an Election Form. I signed and returned the Election Form, in which I elected to reject Caliper’s Offer to Exchange with respect to the option(s) with grant dates listed below (the “Listed Option(s)”). I now wish to change that election, and accept Caliper’s Offer to Exchange with respect to the Listed Option(s). I understand that by signing this Notice and a new Election Form and delivering both forms pursuant to the instructions above, I will be able to withdraw my rejection of the Offer and accept the Offer to Exchange instead. I have read and understand all of the terms and conditions of the Offer to Exchange.

      I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Election Form to Richard Butts at Caliper’s corporate offices in Mountain View, California before 5:00 P.M., Pacific Standard Time, on November 19, 2002, or if Caliper extends the deadline to exchange options, before the extended expiration of the Offer.

      I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

      I accept the Offer to Exchange Eligible Options as indicated in the Election Form completed as of the date hereof.

Date:

Optionee Signature

Name:	Date(s) of Option Grant(s):

(Please print)

      Caliper hereby agrees and accepts this Notice of Change in Election from Reject to Accept, and such acceptance shall be binding on Caliper ’s successors, assigns and legal representatives:

CALIPER TECHNOLOGIES CORP., INC.

By:	Date:

Title: